Exhibit 99.1

PRESS RELEASE
MEDIA CONTACT:
Liz Shows
Odyssey Marine Exploration, Inc
(813) 876-1776 x 2335
lshows@odysseymarine.com
INVESTOR RELATIONS CONTACT:
Ron Both
Liolios Group, Inc.
(949)574-3860
OMEX@liolios.com

Odyssey Marine Exploration Ends Year with $31.7 Million in Cash Gairsoppa Silver

Monetization Program Drives Profitable Q4 2013

TAMPA, Fla. – January 6, 2014 – Odyssey Marine Exploration, Inc. (NASDAQ: OMEX), a pioneer in the field of deep-ocean exploration, reported $31.7 million in cash on hand as of December 31, 2013, which compares to $11.2 million at the end of the previous quarter and $10.1 million at the end of the previous year.

The increase in cash was primarily due to the monetization of the SS Gairsoppa silver the company recovered in 2013, as well as $2.5 million from the exercise of additional options in Oceanica Resources, an Odyssey subsidiary that controls certain seabed mineral deposits. The successful silver monetization has resulted in significant net profit for the company during the last quarter of 2013.

Although all the Gairsoppa silver has been monetized, a small amount of gold derived from refining of silver remains to be monetized in 2014. The $10 million Gairsoppa project bank loan remains outstanding at year-end 2013, although the company plans to repay it before its scheduled maturity date of July 24, 2014.

“As we head into 2014, Odyssey has never been in a better strategic or cash position,” said Greg Stemm, Odyssey’s chief executive officer. “We have expanded our business from a sole focus on historic shipwreck projects to include both modern commodity shipwrecks and mineral exploration, and we made substantial progress in both areas during 2013.

“Our advances last year include the record-breaking recovery of 61 tons of silver from a remote below-deck room on the Gairsoppa nearly three miles deep,” continued Stemm. “ This major achievement demonstrates our ability to find and recover valuable cargoes from very deep modern shipwrecks, which sets the stage for development of a long term recovery program focused on our portfolio of modern commodity shipwreck projects.

“This past year was also an important year for the validation of our mineral exploration strategy that leverages our deep-ocean exploration experience to discover and validate mineral deposits, which we believe will lead to significant near term cash generation opportunities as well as long-term value for shareholders. In 2013, we received $27.5 million in cash for a minority stake in the Oceanica deposit, a project first reported less than a year ago.”

“Given our initial achievements with undersea minerals, we plan to expand our subsea mineral project portfolio by performing further exploration for our own deposits and by providing exploration services to governments or other mineral concession holders,” noted Stemm.

The $27.5 million of cash generated in 2013 from the monetization of a minority stake in Odyssey’s Oceanica seabed minerals subsidiary includes a transaction completed on December 31, 2013 with Mako Resources LLC (Mako), which exercised options to purchase one million shares in Oceanica for $2.50 per share resulting in a $2.5 million cash inflow to Odyssey. This $2.5 million received by Odyssey on December 31, 2013 will not change the carrying value of any assets on the Odyssey’s balance sheet other than an increase in the cash and cash equivalents balance. Odyssey retains control of Oceanica and will therefore continue to consolidate the entirety of the Oceanica financials in the consolidated financial statements of Odyssey.

Odyssey had anticipated that the options in Oceanica held by Mako could have been fully-exercised in 2013. However, given that certain project milestones were extended beyond the originally agreed option expiration date and considering Odyssey’s objective to maintain a controlling interest in Oceanica, Odyssey and Mako mutually agreed to modify the option exercise terms in a manner that provided benefits to each party. Mako elected to acquire 1 million shares of Oceanica under originally agreed option terms and Odyssey agreed to an extension of the option to purchase the remaining six million shares with several modifications that are advantageous to Odyssey shareholders.

Had the options been fully exercised on December 31, 2013, Odyssey would have lost direct majority control of Oceanica with issuance of any additional equity in Oceanica to strategic partners. In order to maintain and extend Odyssey’s controlling interest in Oceanica, the option exercise expiration date for the remaining six million shares was extended until December 31, 2014 with the following modifications: Odyssey will retain voting rights on these six million shares for three years after they are exercised unless there is a change of control at Odyssey, in which case the voting rights will revert to Mako; the exercise price will increase by $0.08 each month beginning on February 1, 2014; the expiration date will accelerate in the event that 5% or more of Oceanica’s equity is acquired by a third party at a valuation of $500 million or more, or when permits to conduct resource recovery operations are issued by the governing jurisdiction.

Promising results from the initial phases of the Oceanica exploration and coring program resulted in the decision to conduct further sampling in an expanded area and extensive environmental studies, which are now being completed. This added exploration and analytical activity extended the time at sea and the time required by the independent laboratories for analysis and data processing which was another factor considered in the option expiration extension. The expanded exploration program provided Oceanica with important data which has significantly enhanced its understanding and the valuation of the resource. Additional information on the Oceanica seabed mineral deposit is expected to be released within the first quarter of 2014.

Other Operational Developments

The Odyssey Explorer, has nearly completed an extensive dry-dock and Lloyd’s five-year Special Survey during which the ship’s hull and structural steel was determined to be in excellent condition and required only minimal repairs. While in dry dock, a Reson 7160 Hull mounted multibeam with a 3,000 meter depth capability and a 12 khz 6,000 meter echo sounder were permanently installed in the hull. This new equipment will add significant capabilities to the ship for use on commodity and historical shipwrecks as well as mineral exploration work.

The company has also signed a contract with Teledyne Reson for delivery of an advanced custom 6,000 meter depth capability deep search system that utilizes dual 7125 multibeam systems integrated into a Benthos tow body. This customized configuration will be used for commodity shipwreck search and inspection operations, and can be converted for use in AUV or ROV systems in the future.

The Odyssey Explorer is expected to be back in operation shortly and is expected to commence operations on several shipwreck projects including reconnaissance work on 20th century targets as well as work on one or more historical wreck projects.

System enhancements to the new advanced one-pass drill on the Dorado Discovery are scheduled to be ready for offshore testing at full depth in mid-January. The drill’s coring, vibracoring and reverse circulation capabilities give the Dorado Discovery a unique ability to conduct extensive scout drilling and resource assessment coring, adding to its already extensive suite of mineral exploration technology.

Odyssey is currently evaluating several different opportunities that would put the Dorado Discovery to work generating both cash and additional equity stakes in new mineral opportunities.

Odyssey expects to report significant revenues, profits, positive operating cash flows, and positive net cash flows for the fourth quarter of 2013. The company believes that between cash on hand, conventional bank facilities, and funds expected to be generated from both the mineral exploration business and shipwreck operations there will be adequate funding for planned operations during 2014 with no need for equity financing using OMEX stock. The company plans to file its Annual Report on Form 10-K for the year ended December 31, 2013 by March 17, 2014 and to hold a conference call to review results.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (NASDAQ: OMEX) is engaged in deep-ocean exploration using innovative methods and state of-the-art technology for shipwreck projects and mineral exploration. For additional details, please visit www.odysseymarine.com. The company also maintains a Facebook page at http://www.facebook.com/OdysseyMarine and a Twitter feed @OdysseyMarine.For additional details on Odyssey Marine Exploration, please visit www.odysseymarine.com.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 12, 2013.

The financial and operating projections as well as estimates of mining assets are based solely on the assumptions developed by Odyssey that it believes are reasonable based upon information available to Odyssey as of the date of this release. All projections and estimates are subject to material uncertainties, and should not be viewed as a prediction or an assurance of actual future performance. The validity and accuracy of Odyssey’s projections will depend upon unpredictable future events, many of which are beyond Odyssey’s control and, accordingly, no assurance can be given that Odyssey’s assumptions will prove true or that its projected results will be achieved.